EXHIBIT 23.1





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INDEPENDENT AUDITORS' CONSENT


        We consent to the incorporation by reference in this Registration Statement of Pre-Paid Legal Services, Inc. on Form S-8 of our report dated February 12, 1998, appearing in the Annual Report on Form 10-K of Pre-Paid Legal Services, Inc. for the year ended December 31, 1997, and to the reference to us under the heading "Experts" in the related summary plan description.



Deloitte & Touche LLP
Tulsa, Oklahoma
May 19, 1998